Exhibit 10.15

AGREEMENT

This Agreement is entered into as of the 10th day of August, 2004, by and between Meredith Corporation (the "Company"), an Iowa corporation, and Kevin P. O'Brien ("Executive").

In connection with the cash incentive of $750,000 based upon performance as established by the Compensation Committee on May 14, 2003, and attached hereto to be awarded to Executive by the Compensation Committee on August 10, 2004, and in consideration of a discretionary bonus to Executive of $400,000 as well as other good and valuable consideration, Executive and Company hereby agree that the Company shall not be obligated to make any payment with respect to Fiscal 2004 to Executive under Section 4(c) of the Employment Agreement dated November 9, 2001, between the Company and Executive; provided, however, that the Company shall make a performance-based incentive payment to Executive of $540,000 in Fiscal 2005 (which shall be immediately payable in the event that the shareholders of the Company approve the 2004 Stock Incentive Plan at the Company's Annual Shareholders' Meeting on November 8, 2004), such bonus to be in addition to any other incentive payments otherwise earned by Executive during such year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEREDITH CORPORATION		EXECUTIVE

By:	/s/ John S. Zieser	/s/ Kevin P. O'Brien